EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses constituting part of these Registration Statements on Form S-3 (No. 333-16877, and No. 333-47127) and Registration Statements on Form S-8 (No. 333-32955, No. 33-09259, and No. 33-86522) of The Sports Authority, Inc. of our report dated March 5, 1998, which appears on page 21 of the Annual Report to Shareholders, which is incorporated by reference in the Annual Report of The Sports Authority, Inc. on Form 10-K for the fiscal year ended January 25, 1998.


/S/ PRICE WATERHOUSE LLP
----------------------------
Price Waterhouse LLP
April 13, 1998